SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2010

PureSafe Water Systems, Inc.
(Exact name of registrant as specified in charter)

Delaware	0-30544
(State or other jurisdiction of incorporation)	(Commission File Number)

25 Fairchild Avenue – Suite 250, Plainview, NY	11803
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (516) 208-8250

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 25, 2010, we entered into a General Management Service Agreement (the “HEI Agreement”) with Hidell-Eyster International (“HEI”) to assist us in the management of our business and oversee financial performance in accordance with the Company’s Board of Directors’ approved budgets and operating plans. During Phase 1 under the HEI Agreement, HEI has provided professional services from Carroll S. Keim, serving as President of the Company, Henry R. Hidell, serving as Chief Operating Officer, Kathleen Ransome, Dr. Thomas Brewer, and Richard Pellerito, serving as Vice President—Technical Sales. Pursuant to the terms of the HEI Agreement, the Board appointed, effective March 26, 2010, Mr. Keim as President, Mr. Hidell as Chief Operating Officer, and Mr. Pellerito as Vice President—Technical Sales.

On October 23, 2010, we entered into a Modification Agreement (“Modification Agreement”) to the HEI Agreement that provided (1) for reduction of the Company’s payments under the HEI Agreement to payments of $10,000 per month for the services of Mr. Hidell and $8,000 per month for the services of Mr. Pellerito, and (2) that Mr. Hidell would act as Chief Operating Officer for our manufacturing subsidiary and Mr. Pellerito would act as Vice President and Director of Technical Sales for the Company. The Modification Agreement further provided that Mr. Keim would be terminated as President of the Company effective November 1, 2010.

The Modification Agreement extended the period within which we may notify HEI of our decision to modify or terminate the HEI Agreement to December 31, 2010.

FOR THE FULL TERMS OF THE MODIFICATION AGREEMENT WITH HIDELL-EYSTER, PLEASE REFER TO THE COPY OF THE MODIFICATION AGREEMENT FILED AS AN EXHIBIT WITH THIS REPORT.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Termination of Officer

On November 1, 2010, pursuant to the Modification Agreement, the Board terminated Carroll S. Keim as President of the Company.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

10.42a	Modification Agreement, dated October 23, 2010, to General Management Services Agreement, between Hidell—Eyster International and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PureSafe Water Systems, Inc.

Date: November 8, 2010
By: /s/ Leslie Kessler
Leslie J. Kessler, President